Exhibit 23.10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2025, with respect to the consolidated financial statements included in the Annual Report of i-80 Gold Corp on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of i-80 Gold Corp on Form S-8 (File No. 333-280725).

/s/ GRANT THORNTON LLP
Salt Lake City, Utah
March 31, 2025